EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                         FOR IMMEDIATE RELEASE February 27, 2009
                                         ---------------------------------------


ACME UNITED CORPORATION REPORTS RECORD 2008 SALES AND EARNINGS


         FAIRFIELD, CONN. - February 27, 2009 - Acme United Corporation (NYSE Alternext US:ACU) today announced that net sales for the year ended December 31, 2008 were $68.7 million, compared to $63.2 million in the same period in 2007, an increase of 9% (8% in local currency). Net income for the year ended December 31, 2008 was $4,467,000, or $1.24 per diluted share, compared to $4,022,000, or
$1.09 per diluted share, in the comparable period last year, an increase of 11% in net income and 14% in earnings per share.

         Net sales for the fourth quarter ended December 31, 2008 were $12.6 million compared to $14.9 million in the same period in 2007, a decrease of 15% (12% in local currency). Net income for the fourth quarter ended December 31, 2008 was $634,000, or $.18 per diluted share, compared to $546,000, or $.15 per diluted share, for the comparable period last year, an increase of 16% in net income and 20% in earnings per share. Included in other income in the fourth quarter ended December 31, 2008 was a $265,000 ($164,000 after tax) gain on the sale of property.

         Net sales for the year ended December 31, 2008, in the U.S. segment increased 10% compared to 2007 as a result of market share gains in all distribution channels. Net sales in Canada for the year ended December 31, 2008 were relatively constant in U.S. dollars compared to the same period in 2007 but declined 3% in local currency. European net sales for the year ended December 31, 2008 increased 12% in U.S. dollars and 4% in local currency compared to the same period in 2007.

         Gross margins were 40.2% for 2008 compared to 41.9% in 2007. The gross margin decline in 2008 was primarily due to strong growth in the highly competitive school market.

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         Walter C. Johnsen, Chairman and CEO said, "The results for 2008 represent strong growth in our market shares, expansion of our distribution channels, and improvement in Europe. We experienced softer sales in the fourth quarter than we expected, but we were able to adjust expenses. I am especially pleased with the recent placement of our new products, including the iPoint family of pencil sharpeners, Microban school and office products and Speed Pak utility knives, which are expected to contribute new revenues in 2009."

         The Company's bank debt less cash on December 31, 2008 was $6.5 million compared to $5.2 million on December 31, 2007, an increase of $1.3 million. During 2008, the Company repurchased 235,000 shares of its common stock for $2.5 million and paid $600,000 in dividends on its common stock, which were offset by cash flow from operations of $3.3 million.

         ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments and safety products for school, home, office, industrial and hardware use. Its leading brands include Westcott(R), Clauss(R) and PhysiciansCare (R).

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company's suppliers and customers (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              YEAR END REPORT 2008
                                   (Unaudited)
                                                                  Quarter Ended                 Quarter Ended
Amounts in $000's except per share data                         December 31, 2008             December 31, 2007
-------------------------------------------------------------------------------------------------------------------

Net sales                                                      $           12,584            $           14,852
Cost of goods sold                                                          7,701                         9,053
                                                                 -----------------             -----------------
Gross profit                                                                4,883                         5,799
Selling, general, and administrative expenses                               4,088                         4,919
                                                                 -----------------             -----------------
Income from operations                                                        795                           880
Interest expense, net                                                          89                           136
Other income, net                                                             169                           129
                                                                 -----------------             -----------------
Pre-tax income                                                                875                           873
Income tax expense                                                            241                           327
                                                                 -----------------             -----------------
Net income                                                     $              634            $              546
                                                                 =================             =================

     Shares outstanding - Basic                                             3,415                         3,548
     Shares outstanding - Diluted                                           3,511                         3,697

Earnings per share basic                                       $             0.19            $             0.15
Earnings per share diluted                                                   0.18                          0.15

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

                             ACME UNITED CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                          YEAR END REPORT 2008 (cont.)
                                   (Unaudited)
                                                                    Year Ended                    Year Ended
Amounts in $000's except per share data                         December 31, 2008             December 31, 2007
-------------------------------------------------------------------------------------------------------------------

Net sales                                                      $           68,719            $           63,173
Cost of goods sold                                                         41,062                        36,680
                                                                 -----------------             -----------------
Gross profit                                                               27,657                        26,493
Selling, general, and administrative expenses                              20,778                        19,741
                                                                 -----------------             -----------------
Income from operations                                                      6,879                         6,752
Interest expense, net                                                         396                           655
Other income, net                                                             193                           206
                                                                 -----------------             -----------------
Pre-tax income                                                              6,676                         6,303
Income tax expense                                                          2,209                         2,281
                                                                 -----------------             -----------------
Net income                                                     $            4,467            $            4,022
                                                                 =================             =================

     Shares outstanding - Basic                                             3,486                         3,536
     Shares outstanding - Diluted                                           3,612                         3,697

Earnings per share basic                                       $             1.28            $             1.14
Earnings per share diluted                                                   1.24                          1.09

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              YEAR END REPORT 2008
                                   (Unaudited)

Amounts in $000's                                               December 31, 2008             December 31, 2007
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
Assets:
-------
Current assets:
     Cash                                                      $            5,225            $            4,988
     Accounts receivable, net                                              10,564                        12,727
     Inventories                                                           21,769                        18,935
     Prepaid and other current assets                                       1,088                         1,210
                                                                 -----------------             -----------------
Total current assets                                                       38,646                        37,860

     Property and equipment, net                                            2,269                         2,479
     Long term receivable                                                   2,000
     Other assets                                                           2,509                         1,883
                                                                 -----------------             -----------------
Total assets                                                   $           45,424            $           42,222
                                                                 =================             =================

Liabilities and stockholders' equity:
-------------------------------------
Current liabilities
     Accounts payable                                          $            3,669            $            4,575
     Other current liabilities                                              5,157                         3,907
                                                                 -----------------             -----------------
Total current liabilities                                                   8,826                         8,482
Long-term debt                                                             11,750                        10,187
Other non current liabilities                                               1,960                           507
                                                                 -----------------             -----------------
                                                                           22,536                        19,176
Total stockholders' equity                                                 22,888                        23,046
                                                                 -----------------             -----------------
Total liabilities and stockholders' equity                     $           45,424            $           42,222
                                                                 =================             =================

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